GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS RECORD RESULTS

Q4 EPS Reached a Record of $0.93 Compared to $0.51 Last Year

Fiscal Year 2010 EPS Reached a Record of $2.61 Compared to $2.25 Last Year

Provides Q1 Fiscal Year 2011 EPS Guidance in the Range of $0.46 to $0.48

Provides Fiscal Year 2011 EPS Guidance in the Range of $2.87 to $2.95

Increases Quarterly Dividend 28% to 16 Cents per Share

Fourth Quarter Fiscal 2010 Highlights

- Global revenues increased 14% to a record of $642 million

- European revenues increased 24%

- North American retail revenues increased 7%; comp sales increased 5.3%

- Operating margin, excluding impairment charges, improved to 19.5% from 16.2%

Fiscal Year 2010 Highlights

- Global revenues increased 2% to a record of more than $2.1 billion

- Operating margin, excluding impairment charges, improved to 17.1% from 16.9%

- Operating cash flow increased 57% to $358 million

LOS ANGELES, March 17, 2010 – Guess?, Inc. (NYSE: GES) today reported financial results for the fourth quarter and fiscal year ended January 30, 2010.

Fourth Quarter Fiscal 2010 Results

For the fourth quarter of fiscal 2010, the Company reported net earnings of $86.6 million, an increase of 80.7% compared to net earnings of $47.9 million for the quarter ended January 31, 2009.  Diluted earnings per share increased 82.4% to $0.93 in the current quarter versus $0.51 in the prior-year quarter.  In the quarter, the Company recorded a $4.3 million non-cash asset impairment charge (compared to $22.3 million in the prior year fourth quarter) related to long-lived assets associated with retail stores, primarily in North America.  Excluding the impairment charges, the Company's adjusted net earnings were $89.3 million in the current fourth quarter, an increase of 44.0% compared to adjusted net earnings of $62.0 million for the quarter ended January 31, 2009.  Adjusted diluted earnings per share increased 45.5% to $0.96 from $0.66 in the comparable period last year.

Paul Marciano, Chief Executive Officer, commented, "Today, our brands enjoy outstanding momentum worldwide and a very strong competitive position.  We believe our reported results clearly validate the relevance of our brands and our success.  We remain focused on our long-term strategies and we continue to see tremendous opportunities to increase sales productivity and expand further across the globe.  This year, we will reignite our plans for growth and invest in retail expansion, both in North America and Europe.  We will also continue building our infrastructure and resume investing in marketing programs to further increase consumer awareness of our brands."

Mr. Marciano continued, "Our performance in the fourth quarter exceeded our expectations in almost every measure, with each business posting strong top line growth and solid margin improvements.  We delivered great product that resonated well with our customers and drove a double-digit revenue increase.  We managed the business well and controlled our costs and our inventories effectively.  These results set a new record and closed a strong year for Guess?, in spite of the many challenges posed by a difficult economic environment.  This was a year in which we expanded our international business, improved the profitability of our new businesses, fully restored our operating margin structure and generated strong cash flows."

Mr. Marciano concluded, "We are pleased with our record results this past year and we are very excited about our future.  Our strategy remains intact.  We have a strong portfolio of lifestyle brands with significant momentum worldwide.  We have a highly diversified business model that produces outstanding results.  Our capital structure has never been more solid, with more than half a billion dollars in cash and no debt.  And we have a highly motivated and seasoned management team, capable of delivering in both prosperous and challenging times.  This is a powerful combination that positions us well to achieve our objectives for growth and profitability."

Total net revenue for the fourth quarter of fiscal 2010 increased 14.4% to $642.0 million from $561.1 million in the prior fourth quarter period.  During the quarter, the Company's retail stores in North America generated revenue of $309.4 million, a 7.2% increase from $288.6 million in the prior-year quarter.  Comparable store sales for the current fourth quarter increased 5.3% (2.0% in constant dollars) compared to the same period a year ago.  The Company operated 432 retail stores in the United States and Canada at the end of the fourth quarter of fiscal 2010 versus 425 stores a year earlier.

The Company's wholesale segment, which includes its Asian operations, generated revenue of $84.7 million during the quarter, a 21.1% increase from $69.9 million in the prior-year quarter.

The Company's European segment generated revenue of $222.6 million during the quarter, an increase of 23.7% when compared to $179.9 million in the prior-year quarter.

The Company's licensing segment generated revenue of $25.4 million, a 12.3% increase from $22.6 million in the prior-year period.

Operating earnings for the fourth quarter of fiscal year 2010 increased 76.3% to $120.7 million (including a $7.8 million favorable currency translation benefit) from $68.5 million in the fourth quarter of the prior year.  Operating earnings in the current period included a $4.3 million non-cash asset impairment charge, compared to a $22.3 million charge in the prior-year period.  Operating margin in the fourth quarter increased 660 basis points to 18.8%, compared to the prior year's quarter.  This operating margin improvement was driven by stronger product margins in all segments and lower asset impairment charges, partially offset by higher performance-based compensation expense, primarily due to the reversal of certain compensation accruals in the prior-year period.

The Company's net earnings were impacted by a higher effective tax rate in the current quarter.  For the fourth quarter, the tax rate was 29.9%, compared to 22.9% in the prior year's quarter.  The higher quarterly tax rate resulted from finalization of the annual effective tax rates in both years.

Excluding the non-cash impairment charges, adjusted operating earnings increased 37.7% to $125.0 million from $90.7 million in the fourth quarter of the prior year period.  Adjusted operating margin increased 330 basis points to 19.5% from 16.2% in the prior year period.

Fiscal Year 2010 Results

For the fiscal year ended January 30, 2010, the Company reported net earnings of $242.8 million, an increase of 13.7% compared to net earnings of $213.6 million for the year ended January 31, 2009.  Diluted earnings per share increased 16.0% to $2.61 in fiscal year 2010 versus $2.25 in the prior year.  Excluding asset impairment charges of $4.7 million in the current fiscal year and $24.4 million in the prior year, the Company's adjusted net earnings were $245.7 million, an increase of 7.3% compared to adjusted net earnings of $229.0 million for the year ended January 31, 2009.  Adjusted diluted earnings per share increased 9.5% to $2.64 from $2.41 in the prior year.

Total net revenue for fiscal year 2010 increased 1.7% to $2.13 billion from $2.09 billion in the prior year.  The Company's retail stores in North America generated revenue of $983.9 million for fiscal year 2010, an increase of 0.6% from $978.0 million in the prior year.  Comparable store sales for fiscal 2010 decreased 4.5% compared to the same period a year ago.

Net revenue from the Company's wholesale segment, which includes its Asian operations, increased 1.3% in fiscal year 2010 to $300.0 million from $296.2 million in the prior year.

Net revenue from the Company's European segment increased 3.9% to $747.2 million in fiscal year 2010, compared to $719.0 million in the prior year.

Licensing segment net revenue decreased 2.9% to $97.4 million in fiscal year 2010, compared to $100.3 million in the prior year.

Operating earnings for fiscal year 2010 increased 9.1% to $358.8 million (including a negative $7.8 million currency translation impact), from $328.8 million in the prior year.  Operating earnings in the current year included $4.7 million in non-cash asset impairment charges, compared to $24.4 million in the prior-year period.  Operating margin for fiscal year 2010 increased by 120 basis points to 16.9%.  This margin improvement was driven by stronger product margins in North America and Asia and lower impairment charges, partially offset by occupancy cost deleverage due to the negative comparable store sales in North America, along with a higher mix of European owned retail stores.

The Company's net earnings benefited from a lower effective tax rate in fiscal 2010.  For the year, the tax rate was 31.9%, compared to 32.6% in the prior year.  The lower tax rate was due primarily to an increase of profits in lower tax jurisdictions.

Excluding the non-cash impairment charges, fiscal 2010 adjusted operating earnings increased 2.9% to $363.5 million from $353.2 million in fiscal 2009.  Fiscal 2010 adjusted operating margin increased 20 basis points to 17.1% from 16.9% in fiscal 2009.

Outlook

For the first quarter ending May 1, 2010, the Company’s expectations are as follows:

-	Consolidated net revenues are expected to range from $495 million to $510 million.
-	Operating margin is expected to be about 12.5%.
-	Diluted earnings per share are expected to be in the range of $0.46 to $0.48.

For the fiscal year ending January 29, 2011, the Company’s expectations are as follows:

-	Consolidated net revenues are expected to range from $2.30 billion to $2.35 billion.
-	Operating margin is expected to be about 17%.
-	Diluted earnings per share are expected to be in the range of $2.87 to $2.95.

Dividend

The Company also announced today that its Board of Directors has approved an increase of its quarterly cash dividend to 16 cents per share on the Company's common stock, a 28% increase over its most recent quarterly dividend.  This dividend will be payable on April 16, 2010 to shareholders of record at the close of business on March 31, 2010.

Adjusted Results

The adjusted results for the fourth quarter and full year of fiscal 2010 discussed herein exclude the impact of non-cash asset impairment charges related to long-lived assets associated with the Company's retail stores located in North America, Asia and Europe.  These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons that are consistent and more easily understood.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of Reported Statement of Income to the Adjusted Statement of Income."

The Company will hold a conference call at 4:30 pm (ET) on March 17, 2010 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guessinc.com via the "Investor's Info" link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of January 30, 2010, the Company operated 432 retail stores in the United States and Canada and 778 retail stores outside of the United States and Canada, of which 125 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's growth plans and future prospects, including guidance for the first quarter and full year of fiscal 2011, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations.  In addition to these factors, the economic, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	January 30,		January 31,		January 30,		January 31,
	2010		2009		2010		2009
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$616,625	96.0%	$538,440	96.0%	$2,031,114	95.4%	$1,993,125	95.2%
Net royalties	25,405	4.0%	22,630	4.0%	97,352	4.6%	100,265	4.8%
	642,030	100.0%	561,070	100.0%	2,128,466	100.0%	2,093,390	100.0%

Cost of product sales	346,714	54.0%	333,648	59.5%	1,186,979	55.8%	1,170,762	55.9%

Gross profit	295,316	46.0%	227,422	40.5%	941,487	44.2%	922,628	44.1%

Selling, general and administrative expenses	170,317	26.5%	136,678	24.3%	577,963	27.2%	569,398	27.2%
Asset impairment charges	4,305	0.7%	22,272	4.0%	4,708	0.2%	24,443	1.2%

Earnings from operations	120,694	18.8%	68,472	12.2%	358,816	16.9%	328,787	15.7%

Other income (expense):
Interest expense	(453)	(0.1%)	(1,200)	(0.2%)	(2,176)	(0.1%)	(4,730)	(0.2%)
Interest income	236	0.0%	1,015	0.2%	1,697	0.1%	6,101	0.3%
Other, net	5,005	0.8%	(6,000)	(1.1%)	3,592	0.1%	(11,349)	(0.6%)

Earnings before income taxes	125,482	19.5%	62,287	11.1%	361,929	17.0%	318,809	15.2%

Income taxes	37,571	5.8%	14,258	2.5%	115,599	5.4%	103,784	4.9%

Net earnings	87,911	13.7%	48,029	8.6%	246,330	11.6%	215,025	10.3%

Net earnings attributable to noncontrolling interests in subsidiaries	1,322	0.2%	117	0.1%	3,569	0.2%	1,463	0.1%

Net earnings attributable to Guess?, Inc.	$86,589	13.5%	$47,912	8.5%	$242,761	11.4%	$213,562	10.2%

Earnings per common share attributable to common stockholders:

Basic	$0.94		$0.51		$2.63		$2.27

Diluted	$0.93		$0.51		$2.61		$2.25

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,276		91,847		90,893		92,561

Diluted	92,254		92,282		91,592		93,258

Adjusted earnings from operations (1)	$124,999	19.5%	$90,744	16.2%	$363,524	17.1%	$353,230	16.9%

Adjusted net earnings attributable to Guess?, Inc. (1)	$89,325	13.9%	$61,982	11.0%	$245,749	11.5%	$228,962	10.9%

Adjusted diluted earnings per common share attributable to common stockholders (1)	$0.96		$0.66		$2.64		$2.41

(1)  The adjusted results reflect the exclusion of the asset impairment charges (and related taxes where applicable) recorded during the periods presented.  A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of Reported Statement of Income to the Adjusted Statement of Income."

Guess?, Inc. and Subsidiaries
Reconciliation of Reported Statement of Income to the Adjusted Statement of Income
(amounts in thousands, except per share data)

The following table provides reconciliations of reported earnings from operations to adjusted earnings from operations and reported net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc., in each case to reflect the exclusion of non-cash asset impairment charges.

	Three Months Ended				Twelve Months Ended
	January 30,		January 31,		January 30,		January 31,
	2010		2009		2010		2009
		% of		% of		% of		% of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Asset impairment charges	$4,305		$22,272		$4,708		$24,443
Less related income taxes	1,569		8,202		1,720		9,043
Asset impairment charges net of income taxes	$2,736		$14,070		$2,988		$15,400

Reported earnings from operations	$120,694	18.8%	$68,472	12.2%	$358,816	16.9%	$328,787	15.7%
Add back asset impairment charges	4,305		22,272		4,708		24,443
Adjusted earnings from operations	$124,999	19.5%	$90,744	16.2%	$363,524	17.1%	$353,230	16.9%

Reported net earnings attributable to Guess?, Inc.	$86,589	13.5%	$47,912	8.5%	$242,761	11.4%	$213,562	10.2%
Add back asset impairment charges net of taxes	2,736		14,070		2,988		15,400
Adjusted net earnings attributable to Guess?, Inc.	$89,325	13.9%	$61,982	11.0%	$245,749	11.5%	$228,962	10.9%

Adjusted diluted earnings per common share attributable to common stockholders:	$0.96		$0.66		$2.64		$2.41

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,276		91,847		90,893		92,561

Diluted	92,254		92,282		91,592		93,258

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	January 30,	January 31,	%	January 30,	January 31,	%
	2010	2009	chg	2010	2009	chg

Net revenue:
Retail operations	$309,365	$288,609	7%	$983,903	$977,980	1%
Wholesale operations	84,704	69,924	21%	299,969	296,181	1%
European operations	222,556	179,907	24%	747,242	718,964	4%
Licensing operations	25,405	22,630	12%	97,352	100,265	-3%
	$642,030	$561,070	14%	$2,128,466	$2,093,390	2%

Earnings (loss) from operations:
Retail operations before asset impairment charges	$54,269	$33,920	60%	$135,997	$116,449	17%
Retail asset impairment charges	(3,307)	(21,122)		(3,710)	(23,293)
Retail operations including asset impairment charges	$50,962	$12,798	298%	$132,287	$93,156	42%

Wholesale operations before asset impairment charges	15,960	9,467	69%	50,991	46,651	9%
Wholesale asset impairment charges	−	(1,150)		−	(1,150)
Wholesale operations including asset impairment charges	$15,960	$8,317	92%	$50,991	$45,501	12%

European operations before asset impairment charges	58,000	39,002	49%	174,233	168,630	3%
European asset impairment charges	(998)	−		(998)	−
European operations including asset impairment charges	$57,002	$39,002	46%	$173,235	$168,630	3%

Licensing operations	24,777	19,570	27%	86,640	86,422	0%
Corporate overhead	(28,007)	(11,215)	150%	(84,337)	(64,922)	30%
	$120,694	$68,472	76%	$358,816	$328,787	9%

Operating margins:
Retail operations before asset impairment charges	17.5%	11.8%		13.8%	11.9%
Retail operations including asset impairment charges	16.5%	4.4%		13.4%	9.5%

Wholesale operations before asset impairment charges	18.8%	13.5%		17.0%	15.8%
Wholesale operations including asset impairment charges	18.8%	11.9%		17.0%	15.4%

European operations before asset impairment charges	26.1%	21.7%		23.3%	23.5%
European operations including asset impairment charges	25.6%	21.7%		23.2%	23.5%

Licensing operations	97.5%	86.5%		89.0%	86.2%

Total Company before asset impairment charges	19.5%	16.2%		17.1%	16.9%
Total Company including asset impairment charges	18.8%	12.2%		16.9%	15.7%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 30,	January 31,
	2010	2009

ASSETS

Cash and cash equivalents	$502,063	$294,118

Receivables, net	289,638	262,349

Inventories	246,197	239,675

Other current assets	85,191	98,047

Property and equipment, net	255,308	221,416

Other assets	151,778	130,961

Total Assets	$1,530,175	$1,246,566

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$2,357	$24,018

Other current liabilities	339,322	311,866

Capital lease obligations	14,137	14,586

Other long-term liabilities	134,203	110,592

Redeemable and nonredeemable noncontrolling interests	19,945	12,503

Guess?, Inc. stockholders' equity	1,020,211	773,001

Total Liabilities and Stockholders' Equity	$1,530,175	$1,246,566

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	January 30,	January 31,
	2010	2009

Net cash provided by operating activities	$358,210	$228,625

Net cash used in investing activities	(90,836)	(102,217)

Net cash used in financing activities	(61,763)	(99,126)

Effect of exchange rates on cash	2,334	(8,759)

Net increase in cash and cash equivalents	207,945	18,523

Cash and cash equivalents at the beginning of the year	294,118	275,595

Cash and cash equivalents at the end of the period	$502,063	$294,118

Supplemental information:

Depreciation and amortization	$64,374	$61,096

Rent	180,488	159,426

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count
As of January 30, 2010

	Total	Directly Operated
Region	Stores	Stores

United States and Canada	432	432

Europe and the Middle East	388	84

Asia	335	28

Other	55	13

	1,210	557

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	January 30,	January 31,
	2010	2009

Number of stores at the beginning of the year	425	373

Store openings	18	57

Store closures	(11)	(5)

Number of stores at the end of the period	432	425

Total store square footage at the end of the period	1,992,000	1,953,600